Exhibit 10.7
AMENDED AND RESTATED LOAN AGREEMENT
WACHOVIA BANK, NATIONAL ASSOCIATION
Charlotte, North Carolina 28202
(Hereinafter referred to as the “Bank”)
PORTRAIT INNOVATIONS, INC.
2016 Ayrsley Town Blvd., Suite 200
Charlotte, North Carolina 28273
(Hereinafter referred to as “Borrower”)
This Amended and Restated Loan Agreement (this “Agreement”) is entered into as of the 30th day of October, 2009, by and between Bank and Borrower, and amends and restates in its entirety that certain Loan Agreement dated as of the 19th day of March, 2009, by and between Bank and Borrower, as amended by that certain First Amendment to Loan Agreement dated as of the 25th day of June, 2009.
This Agreement applies to the loan (the “Loan”) evidenced by that certain Amended and Restated Promissory Note dated the date hereof, in the original principal sum of up to $20,000,000.00, made by Borrower to Bank, as modified from time to time (the “Note”) and all Loan Documents. The terms “Loan Documents” and “Obligations,” as used in this Agreement, are defined in the Note.
Relying upon the covenants, agreements, representations and warranties contained in this Agreement, Bank is willing to extend credit to Borrower upon the terms and subject to the conditions set forth herein, and Bank and Borrower agree as follows:
REPRESENTATIONS. Borrower represents, as of the date of this Agreement and as of the date of each Advance under the Note: Accurate Information. All information now and hereafter furnished to Bank in connection with the Loan is and will be true, correct and complete in all material respects. Any such information relating to Borrower’s financial condition will accurately reflect Borrower’s financial condition as of the date(s) thereof (including all contingent liabilities of every type), and Borrower further represents that its financial condition has not changed materially or adversely since the date(s) of such documents. Authorization; Non-Contravention. The execution, delivery and performance by Borrower of this Agreement and other Loan Documents to which it is a party are within its power, have been duly authorized as may be required and, if necessary, by making appropriate filings with any governmental agency or unit and are the legal, binding, valid and enforceable obligations of Borrower and any guarantors; and do not (i) contravene, or constitute (with or without the giving of notice or lapse of time or both) a violation of any provision of applicable law, a violation of the organizational documents of Borrower, or a default under any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting Borrower, (ii) result in the creation or imposition of any lien (other than the lien(s) created by the Loan Documents) on any of Borrower’s assets, or (iii) give cause for the acceleration of any obligations of Borrower to any other creditor. Asset Ownership. Borrower has good and marketable title to all of the properties and assets reflected on the balance sheets and financial statements supplied Bank by Borrower, and all such properties and assets are free and clear of mortgages, security deeds, pledges, liens, charges, and all other encumbrances, except as granted to Bank or otherwise disclosed to Bank by Borrower in writing and approved by Bank (“Permitted Liens”). To Borrower’s knowledge, no default has occurred under any Permitted Liens and no claims or interests adverse to Borrower’s present rights in its properties and assets have arisen. Discharge of Liens and Taxes. Borrower has duly filed, paid and/or discharged all taxes or other claims that may become a lien on any of its property or assets, except to the extent that such items are being appropriately contested in good faith and an adequate reserve for the payment thereof is being maintained. Sufficiency of Capital. Borrower is not, and after consummation of this Agreement and after giving effect to all indebtedness incurred and liens created by Borrower in connection with the Note and any other Loan Documents, will not be, insolvent within the meaning of 11 U.S.C. § 101, as in effect from time to time. Compliance with Laws. Borrower, its parent company, Portrait Innovations Holding Company, a Delaware corporation (“PHC”), and each subsidiary and affiliate of Borrower, if applicable, are in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, any federal or state laws relating to liquor (including 18 U.S.C. § 3617, et seq.) or narcotics (including 21 U.S.C. § 801, et seq.) and/or any commercial crimes; all applicable federal, state and local laws and regulations intended to protect the environment; and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if applicable. None of Borrower, PHC or any affiliate or subsidiary Borrower is a Sanctioned Person or has any of its assets in a Sanctioned Country or does business in or with, or derives any of its operating income from investments in or transactions with, Sanctioned Persons or Sanctioned Countries in violation of economic sanctions administered by OFAC. The proceeds from the Loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country. “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control. “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time. “Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/programs/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC. Organization and Authority. Borrower, PHC and each subsidiary of Borrower, as applicable, is duly created, validly existing and in good standing under the laws of the state of its organization, and has all powers, governmental licenses, authorizations, consents and approvals required to operate its business as now conducted. Borrower, PHC and each subsidiary of Borrower, as applicable, is duly qualified, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could have a material adverse effect on the business, financial position, results of operations, properties or prospects of Borrower, PHC or such subsidiary. No Litigation. There are no material pending or, to Borrower’s knowledge, threatened suits, claims or demands against Borrower, PHC or any subsidiary of Borrower that have not been disclosed to Bank by Borrower in writing, and approved by Bank. ERISA. Each employee pension benefit plan, as defined in ERISA, maintained by Borrower meets, as of the date hereof, the minimum funding standards of ERISA and all applicable regulations thereto and requirements thereof, and of the Internal Revenue Code of 1986, as amended. No “Prohibited Transaction” or “Reportable Event” (as both terms are defined by ERISA) has occurred with respect to any such plan. Indemnity. Borrower will indemnify Bank and its affiliates from and against any losses, liabilities, claims, damages, penalties or fines imposed upon, asserted or assessed against or incurred by Bank arising out of the inaccuracy or breach of any of the representations contained in this Agreement or any other Loan Documents.
AFFIRMATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will: Access to Books and Records. Allow Bank, or its agents, during normal business hours, access to the books, records and such other documents of Borrower as Bank shall reasonably require, and allow Bank, at Borrower’s expense, to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof. Business Continuity. Conduct its business substantially in accordance with Borrower’s business plan as approved by Borrower’s board of directors and submitted to Bank prior to the date hereof (the “Business Plan”). Compliance with Other Agreements. Comply with all terms and conditions contained in this Agreement, and any other Loan Documents, and swap agreements, if applicable, as defined in 11 U.S.C. § 101, as in effect from time to time. Estoppel Certificate. Furnish, within 15 days after request by Bank, a written statement duly acknowledged of the amount due under the Loan and whether, to the knowledge of Borrower, offsets or defenses exist against the Obligations.

Insurance. Maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, workers compensation insurance, and business interruption insurance; all acquired in such amounts and from such companies as Bank may reasonably require. Maintain Properties. Maintain, preserve and keep its property in good repair, working order and condition, making all replacements, additions and improvements thereto necessary for the proper conduct of its business, unless prohibited by the Loan Documents. Non-Default Certificate From Borrower. Deliver to Bank, with the Financial Statements required below, a certificate signed by Borrower, in the form attached hereto as Exhibit A, if Borrower is an individual, or by a principal financial officer of Borrower warranting that no “Default” as specified in the Loan Documents nor any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred and demonstrating Borrower’s compliance with the financial covenants contained herein and certifying as to the Funded Debt to EBITDA Ratio and corresponding Applicable Margin under the Note for such time period. Notice of Default and Other Notices. (a) Notice of Default. Furnish to Bank immediately upon becoming aware of the existence of any condition or event which constitutes a Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, is reasonably likely to become a Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto. (b) Other Notices. Promptly notify Bank in writing of (i) any material adverse change in its financial condition or its business; (ii) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by Borrower; (iii) any material adverse claim against or affecting Borrower or any part of its properties; (iv) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower; and (v) at least 30 days prior thereto, any change in Borrower’s name or address as shown above, and/or any change in Borrower’s structure. Deposit Relationship. Maintain its primary depository and cash management account with Bank. Other Financial Information. Deliver promptly such other information regarding the operation, business affairs, and financial condition of Borrower which Bank may reasonably request. Payment of Debts. Pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except those which Borrower in good faith disputes. Reports and Proxies. Deliver to Bank, promptly, a copy of all financial statements, reports, notices, and proxy statements, sent by Borrower to stockholders, and all regular or periodic reports required to be filed by Borrower with any governmental agency or authority.
NEGATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will not: Change in Fiscal Year. Change its fiscal year. Change of Management; Control. Allow John Grosso to be replaced as president and chief executive officer of Borrower, or make or suffer a change of ownership that effectively changes control of Borrower from current ownership; provided, however, that Bank’s consent shall not be required in connection with the exercise of conversion rights of the holders of preferred stock of Borrower existing on the date hereof or the exercise of warrants by holders existing on the date hereof. Other Debt. Create or permit to exist any other debt (other than existing capital lease obligations in the aggregate amount of not greater than $300,000), without the prior written consent of Bank. Encumbrances. Create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its assets which have been pledged to Bank to secure the Obligations, whether now owned or hereafter acquired, other than: (i) security interests required by the Loan Documents; (ii) liens for taxes contested in good faith; or (iii) Permitted Liens. Guarantees. Guarantee or otherwise become responsible for obligations of any other person or persons, other than the endorsement of checks and drafts for collection in the ordinary course of business. Investments. Purchase any stock, securities, or evidence of indebtedness of any other person or entity except investments in direct obligations of the United States Government and certificates of deposit of United States commercial banks having a tier 1 capital ratio of not less than 6% and then in an amount not exceeding 10% of the issuing bank’s unimpaired capital and surplus. Cross-Default. Default in payment or performance of any of its obligations under any other loans, contracts, or agreements with Bank or Bank’s affiliates, nor permit any of Borrower’s subsidiaries or Borrower’s direct owner, PHC, to default under any loans, contracts, or agreements with Bank or its affiliates. Default on Other Contracts or Obligations. Default on any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed in an amount in excess of $100,000,00. Government Intervention. Permit the assertion or making of any seizure, vesting or intervention by or under authority of any governmental entity, as a result of which the management of Borrower or any guarantor is displaced of its authority in the conduct of its respective business or such business is curtailed or materially impaired. Judgment Entered. Permit the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due Borrower in an amount in excess of $50,000.00 which is not discharged or execution is not stayed within 30 days of entry. Retire or Repurchase Capital Stock. Retire or otherwise acquire any of its capital stock.
ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 120 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. If audited statements are required, all such statements shall be examined by an independent certified public accountant reasonably acceptable to Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or any other person or entity. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank’s approval.
PERIODIC FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 60 days after the end of each fiscal quarter, unaudited management-prepared quarterly financial statements including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; all in reasonable detail and prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. Such statements shall be certified as to their correctness by a principal financial officer of Borrower and in each case, if audited statements are required, subject to audit and year-end adjustments.
FINANCIAL COVENANTS. Borrower agrees to the following provisions from the date hereof until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, using the financial information for Borrower, its subsidiaries, affiliates and its holding or parent company, as applicable:
Capital Expenditures. Capital expenditures during each fiscal quarter shall be permitted, provided that the maximum aggregate fiscal year-to-date amount of capital expenditures (exclusive of construction allowances) set forth opposite the applicable fiscal quarter in the table below is not exceeded, and provided that Borrower is in compliance with the other financial covenants set forth in this Agreement:

Fiscal Quarter Ending in:	Maximum Aggregate Fiscal Year-To-Date Amount:
October 2009	$11,750,000
January 2010	$13,250,000
April 2010	$5,000,000
July 2010	$10,000,000
October 2010	$16,000,000
January 2011	$18,000,000
April 2011	$6,000,000
July 2011	$13,000,000
Adjusted Funded Debt to EBITDAR Ratio. Borrower shall maintain an Adjusted Funded Debt to EBITDAR Ratio, in each case, as of the applicable period, of not more than 4.00 to 1.00, with EBITDAR to be measured on a rolling four quarters basis and Funded Debt to be measured as of the fiscal quarter ending October 31, 2009, and quarterly thereafter. “Adjusted Funded Debt” shall mean Funded Debt plus a multiple of eight times rolling four quarter rent expense. “EBITDAR” shall mean EBITDA plus rent. “Funded Debt” shall mean, as applied to any person or entity, the sum of all indebtedness for borrowed money (including, without limitation, capital lease and synthetic lease obligations, subordinated debt (including debt subordinated to the Bank), and unreimbursed drawings under letters of credit), or any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument of that person or entity.
Minimum EBITDA. (a) Borrower shall achieve the following minimum quarterly EBITDA levels, in each case calculated at the end of the referenced fiscal quarter for such quarter then ended:

Fiscal Quarter Ending in:	Maximum Quarterly EBITDA:
October 2009	$800,000
January 2010	$10,500,000
May 2010	$1,500,000
August 2010	$2,500,000
October 2010	$1,000,000
January 2011	$12,500,000
May 2011	$2,000,000
July 2011	$3,000,000

     (b) In addition, Borrower shall achieve the following minimum annual EBITDA levels calculated quarterly on a rolling four quarters basis:

Fiscal Quarter Ending in:	Minimum Quarterly EBIDTA:
October 2009	$15,000,000
January 2010	$15,000,000
May 2010	$16,000,000
August 2010	$16,000,000
October 2010	$16,000,000
January 2011	$17,500,000
May 2011	$18,000,000
July 2011	$18,000,000
“EBITDA” shall mean the sum of earnings, before interest, taxes, depreciation and amortization.
Fixed Charge Coverage Ratio. Borrower shall, in each case, as of the applicable period, maintain a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00. This covenant shall be calculated quarterly, on a rolling four quarters basis. “Fixed Charge Coverage Ratio” shall mean EBITDA minus dividends divided by the sum of interest expense, current maturities of long term debt (excluding the Loan) and capital leases, depreciation expense and actual taxes paid.
Dividends. Borrower shall not, during any fiscal quarter, declare or pay dividends or make other distributions to its shareholders; provided, however, that with respect to the fiscal years ending January 31, 2010, and January 30, 2011, Borrower may declare or pay dividends or make other distributions to its shareholders in an amount not to exceed $625,000.00 per fiscal quarter, which amount, if not paid with respect to the applicable fiscal quarter, may be deferred and paid at a later date (the “Deferred Dividends”); provided, that (i) all Deferred Dividends shall be paid not later than 120 days after the end of the applicable fiscal year, and (ii) with respect to any portion of the Deferred Dividends paid after January 31, 2010, or January 30, 2011, as applicable, Borrower shall deliver to Bank a Certificate as to financial covenant compliance giving effect to the quarterly distribution amount(s) on a pro forma basis as if such payment(s) had occurred during the applicable fiscal year. Said amounts may be paid only after providing for the prior satisfaction of all accrued taxes and debt service. In addition to the foregoing, Borrower may from time to time (A) make distributions, in an aggregate amount not to exceed $100,000 to PHC, to be used by PHC to redeem common stock of former employees of Borrower, and (B) make distributions to PHC for PHC’s prompt payment of its taxes, organizational fees and expenses, audit preparation fees and expenses, tax return preparation fees and expenses and similar out of pocket fees and expenses. In no event, however, shall Borrower declare or pay a dividend or make any other distribution if a Default (as defined in the Loan Documents) then exists or would occur as a result of such declaration or payment.
CONDITIONS PRECEDENT. The obligations of Bank to make the loan and any advances pursuant to this Agreement are subject to the following conditions precedent: Fees. Bank shall have received from Borrower payment of all fees and expenses of Bank in connection with the making of such Loan, including, without limitation, (i) the Amendment Fee described in the Note and (ii) reasonable fees and expenses of Bank’s counsel. Additional Documents. Receipt by Bank of all security documents and such additional supporting documents as Bank or its counsel may reasonably request.
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     IN WITNESS WHEREOF, Borrower and Bank, on the day and year first written above, have caused this Agreement to be duly executed under seal.

BANK: WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Cavan J. Harris		(SEAL)
	Name:	Cavan J. Harris
	Title:	Senior Vice President

BORROWER: PORTRAIT INNOVATIONS, INC., a Delaware corporation
By:	/s/ John Grosso		(SEAL)
	Name:	John Grosso
	Title:	President and Chief Executive Officer

EXHIBIT A
NON-DEFAULT CERTIFICATE
In accordance with the terms of the Loan Agreement dated as of October ___, 2009, by and between WACHOVIA BANK, NATIONAL ASSOCIATION and PORTRAIT INNOVATIONS, INC. (“Borrower”), I hereby certify that:
1.	I am a principal financial officer of Borrower;

2.	The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3.	No Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred.

4.	Borrower is in compliance with the Financial Covenant(s) set forth in the Loan Documents, as demonstrated by the calculations contained in the Covenant Compliance Certificate attached hereto as Schedule 1.

Name:
Title:

SCHEDULE 1
COVENANT COMPLIANCE CERTIFICATE
Borrower Name: PORTRAIT INNOVATIONS, INC.
For the fiscal                                          ended
ALL CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN IN THE LOAN DOCUMENTS.

COVENANT	ACTUAL	REQUIRED